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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Partners
Feldman Lubert Adler Harrisburg LP:

We consent to the use of our report dated March 31, 2006, with respect to the balance sheets of Feldman Lubert Adler Harrisburg LP (the Partnership) as of December 31, 2005 and 2004, and the related statements of operations, partners’ capital, and cash flows for the years ended December 31, 2005 and 2004 and the period from September 24, 2003 (date of inception) to December 31, 2003, which report appears in the Annual Report on Form 10-K/A of Feldman Mall Properties, Inc. for the year ended December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
June 1, 2006